Exhibit 10.1

Loan No. RX0886-S1

SECOND SUPPLEMENT
TO THE MASTER LOAN AGREEMENT

This SECOND SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Second Supplement”), is entered into as of August 3, 2011, by and between COBANK, ACB (“CoBank”) and WARWICK VALLEY TELEPHONE COMPANY (the “Borrower”), and supplements the Master Loan Agreement, dated as of February 18, 2003, by and between CoBank and the Borrower (as the same has been amended on the date hereof and as the same may be amended, modified, supplemented, extended or restated from time to time, the (“MLA”)).  Capitalized terms used and not otherwise defined in this Second Supplement shall have the meanings assigned to them in the MLA.

SECTION 1.   The Revolving Loan. On the terms and conditions set forth in the MLA and this Second Supplement, CoBank agrees to make one or more advances (collectively, the “Loan”) to the Borrower during the Availability Period (as hereinafter defined in Section 3 hereof) in an aggregate principal amount outstanding at any one time not to exceed $5,000,000 (the “Commitment”).  The Commitment shall expire at 11:00 am Mountain time on August 2, 2012 (the “Maturity Date”).  Under the Commitment, amounts borrowed and later prepaid may be reborrowed during the Availability Period.

SECTION 2.   Purpose.  The proceeds of the Loan shall be used by the Borrower to (A)  finance capital expenditures, working capital and general corporate expenditures of the Borrower, including acquisitions expressly permitted by CoBank in writing, and (B) pay the expenses and fees incurred by the Borrower in connection with the closing of the Loan.  The Borrower agrees that the proceeds of the Loan shall be used only for the purposes set forth in this Section 2.

SECTION 3.   Availability.   Subject to Sections 2 and 5 of the MLA and Section 9 hereof, during the period commencing on the date on which all conditions precedent to the initial advance under the Loan were satisfied (the “Closing Date”) and ending on the Business Day immediately preceding the Maturity Date (the “Availability Period”), advances under the Loan shall be made as provided in the MLA.

SECTION 4.   Interest.

(A)           Rate Options; Etc.  The unpaid principal balance of the Loan shall accrue interest at the rate or rates determined or selected by the Borrower in accordance with this Section 4(A).

(1)           Weekly Quoted Rate Option (Variable Rate Option).  As to any portion of the unpaid principal balance of the Loan selected by the Borrower (any such portion, and any portion selected pursuant to Section 4(A)(2) hereof, is hereinafter referred to as a “Portion” of the Loan), interest shall accrue pursuant to this variable rate option at a variable annual interest rate (the “Variable Rate”) equal at all times to the rate of interest established for the Borrower by CoBank in CoBank’s sole and absolute discretion on the first Business Day of each week.  The rate of interest so established by CoBank will be effective from and including the first Business Day of each week to and excluding the first Business Day of the next week.  Each change in the Variable Rate shall be applicable to the Portion of the Loan subject to this option and information about the then current Variable Rate shall be made available upon telephonic request.

Second Supplement to Master Loan Agreement/Warwick Valley Telephone Company
Loan No. RX0886-S1

(2)           LIBOR Option.  As to any Portion or Portions of the Loan selected by the Borrower, interest shall accrue pursuant to this LIBOR option at a fixed rate per annum equal to LIBOR (as hereinafter defined in this Section 4(A)(2)) plus 3.50%.  Under this option:  (i) rates may be fixed for Interest Periods (as hereinafter defined in this Section 4(A)(2)) of one, two, three, or six months, as selected by the Borrower; (ii) amounts fixed shall be in increments of $100,000 or multiples thereof; and (iii) rates may only be fixed on a Banking Day (as hereinafter defined in this Section 4(A)(2)) on three Banking Days’ prior written notice.  “LIBOR” means the rate (rounded upward to the nearest thousandth and adjusted for reserves required on Eurocurrency Liabilities (as hereinafter defined in this Section 4(A)(2)) for banks subject to FRB Regulation D (as hereinafter defined in this Section 4(A)(2)) or required by any other federal law or regulation)), as quoted by the BBA at 11:00 a.m. London time and published by Bloomberg, on the date the Borrower elects to fix a rate under this option for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Borrower, as published by Bloomberg or another major information vendor listed on BBA’s official website.  “Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England.  “Interest Period” shall mean the time period chosen by the Borrower during which the chosen fixed rate is to apply to a Portion of the Loan, which period commences on the day a rate fixed under Section 4(A)(4) hereof becomes effective.  The Interest Period for Portions accruing interest at the LIBOR option shall end on the day in the next calendar month or in the month that is two, three or six months thereafter which corresponds numerically with the day the Interest Period commences; provided, however, that:  (a) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (b) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month.  No Interest Period shall extend beyond the Maturity Date.  “Eurocurrency Liabilities” has the meaning as set forth in FRB Regulation D.  “FRB Regulation D” means Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended from time to time.

Upon the occurrence and during the continuance of a Potential Default or an Event of Default, as the Interest Periods for Portions of the Loan accruing interest at a LIBOR option expire, at CoBank’s option in its sole and absolute discretion and upon notice to the Borrower, such Portions of the Loan shall be converted to the Variable Rate option and the LIBOR option will not be available to the Borrower until all Potential Defaults or Events of Default are no longer continuing.

Second Supplement to Master Loan Agreement/Warwick Valley Telephone Company
Loan No. RX0886-S1

(3)           Rate Combinations.  Notwithstanding the foregoing, at any one time there may be no more than a total of five Portions of the Loan accruing interest pursuant to any fixed rate option.

(4)           Selection and Changes of Rates.  The Borrower shall select the rate option or options applicable to any Portion of the Loan at the time it requests such Portion of the Loan.  Thereafter, with respect to Portions of the Loan accruing interest at the Variable Rate, the Borrower may, on any Business Day, subject to Section 4(A)(2) hereof, elect to have the LIBOR option apply to such Portion.  In addition, with respect to any Portion of the Loan accruing interest pursuant to the LIBOR option, the Borrower may, subject to Section 4(A)(2) hereof, on the last day of the Interest Period for such Portion, elect to fix the interest rate accruing on such Portion for another Interest Period pursuant to the LIBOR option.  From time to time the Borrower may elect, on a Business Day prior to the expiration of the Interest Period for any Portion of the Loan accruing interest pursuant to the LIBOR option, and upon payment of the applicable Surcharge (as defined in, and calculated pursuant to, Section 6 hereof) to convert all, but not part, of such Portion of the Loan so that it accrues interest at the Variable Rate or a combination of the Variable Rate and the LIBOR option, for a new Interest Period or Interest Periods selected in accordance with Section 4(A)(2) hereof.  Except for the initial selection, all interest rate selections provided for herein shall be made by telephonic or written request of an authorized employee of the Borrower by 12:00 noon, Eastern time, on the relevant day; in the case of Loans under the LIBOR option, all such elections must be made in writing.  In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to the Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons authorized by the Borrower to request the Loan or select interest rates hereunder so long as any funds advanced are wired to an account previously designated by the Borrower.

(5)           Accrual of Interest.  Interest shall accrue pursuant to the LIBOR option from and including the first day of the applicable Interest Period to but excluding the last day of the Interest Period.  If the Borrower elects to refix the interest rate on any Portion of the Loan accruing interest pursuant to one of the LIBOR option pursuant to Section 4(A)(4) hereof, the first day of the new Interest Period shall be the last day of the preceding Interest Period.  In the absence of any such election, interest shall accrue on such Portion at the Variable Rate from and including the last day of such Interest Period.  If the Borrower elects to convert from the LIBOR option to the Variable Rate option pursuant to Section 4(A)(4) hereof upon payment of the applicable Surcharge as provided in Section 6 hereof, interest at the applicable LIBOR shall accrue through the day before such conversion and either (i) the first day of any new Interest Period shall be the date of such conversion, or (ii) interest at the Variable Rate shall accrue on the Portion of the Loan so converted from and including the date of conversion.

Second Supplement to Master Loan Agreement/Warwick Valley Telephone Company
Loan No. RX0886-S1

(B)           Payment and Calculation.  The Borrower shall pay interest on the Loan quarterly in arrears on the 20th day of each January, April, July and October, commencing on October 20, 2011, upon any prepayment (whether due to acceleration or otherwise) and on the Maturity Date; provided, however, in the event that the Borrower elects to fix all or a portion of the Loan under the LIBOR option, interest shall be payable at the maturity of the applicable Interest Period, or, if such Interest Period exceeds three (3) months, interest on such Portion shall be payable in arrears on each quarterly anniversary date of the date such Portion was fixed under the LIBOR option.  Interest shall be calculated on the actual number of days the Loan, or any part thereof, is outstanding on the basis of a year consisting of 360 days.  In calculating accrued interest, the date the Loan is made shall be included and the date any principal amount of the Loan is repaid or prepaid shall be excluded as to such amount.

SECTION 5. Loan Fees.

(A)           Commitment Fee.  During the period commencing on the date hereof and ending on the Maturity Date, the Borrower shall pay to CoBank a commitment fee on the average daily unused portion of the Commitment at a rate of 0.500% per annum (calculated on a 360-day basis), payable quarterly in arrears on the 20th day of each January, April, July and October, commencing on October 20, 2011.

(B)           Origination Fee.  In consideration of the Commitment, the Borrower shall pay to CoBank a non-refundable origination fee in the amount of $50,000, which shall be paid in full upon execution and delivery by CoBank and the Borrower of this Second Supplement.

SECTION 6. Prepayment and Surcharge.  The Borrower may, (i) on any Business Day prepay in full or in part any Portion of the Loan accruing interest at the Variable Rate, and (ii) on two (2) Business Day’s prior written notice prepay in full or in part any Portion of the Loan accruing interest at pursuant to the LIBOR option.  Notwithstanding the foregoing, the Borrower’s right to prepay any amount accruing interest at pursuant to a fixed rate option (whether such payment is made voluntarily, as a result of an acceleration, or otherwise) shall be conditioned upon the payment of a prepayment Surcharge as defined and calculated below.  For purposes of calculating the Surcharge provided for in this Section 6, early conversion of a Portion of the Loan accruing interest pursuant to the LIBOR option so that it accrues interest at a different rate pursuant to Section 4(A)(4) hereof shall be deemed a prepayment in full of that Portion of the Loan.  Upon any such early conversion or any prepayment of any Portion of the Loan accruing interest pursuant to a fixed rate option, and as a condition to any voluntary prepayment, the Borrower shall pay to CoBank, on the date of such prepayment or early conversion, a surcharge (“Surcharge”) in an amount equal to the greater of (a) the present value of any funding losses incurred or imputed by CoBank to have been incurred as a result of such prepayment for the period such amount was scheduled to have been outstanding at such LIBOR and (b) $300.  Such Surcharge, including the amount of any funding losses incurred by CoBank, shall be determined and calculated in accordance with methodology established by CoBank.

Second Supplement to Master Loan Agreement/Warwick Valley Telephone Company
Loan No. RX0886-S1

SECTION 7.   Termination of Commitment; Repayment. The Commitment will terminate in full on the Maturity Date.  If not sooner required to be repaid, all advances under the Loan and all other amounts due and owing hereunder and under the Loan Documents relating to the Loan shall be due and payable on the Maturity Date.

SECTION 8.   Security.  The Loan shall be unsecured, except with respect to the equity of the Borrower in CoBank, as described in Section 4 of the MLA.

SECTION 9.   Additional Conditions Precedent.

(A)           In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the initial advance under the Loan is subject to the satisfaction of the condition precedent on or before the date of such advance that CoBank receive, in form and content acceptable to CoBank, opinions of counsel (who shall be acceptable to CoBank) for the Borrower; provided, however, such opinions may take exception for limitations imposed by or resulting from bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors’ rights generally and may conform to the generally recognized principles of opinions among practicing counsel in the States of New York and New Jersey or promulgated by a recognized national association of counsel.

(B)           In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make an advance under the Loan, including the initial advance, is subject to the satisfaction of each of the following conditions precedent on or before the date of such advance:

(1)                 No Material Adverse Change.  That from December 31, 2010 to the date of such advance there shall not have occurred any event which has had or could reasonably be expected to have a Material Adverse Effect on the business or prospects of the Borrower;

(2)                 Representations and Warranties.  That the representations and warranties of the Borrower contained in the MLA, this Second Supplement and any other Loan Document to which it is a party; be true and correct in all material respects on and as of the date of such advance, as though made on and as of such date; and

(3)                 Other Information.  That CoBank receive such other information regarding the condition, financial or otherwise, and operations of the Borrower as CoBank shall request and such other opinions, certificates or documents as CoBank shall request.

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Second Supplement to Master Loan Agreement/Warwick Valley Telephone Company
Loan No. RX0886-S1

IN WITNESS WHEREOF, the Borrower has caused this Second Supplement to be executed and delivered, and CoBank has caused this Second Supplement to be executed and delivered, each by their respective duly authorized officer as of the date first shown above.

WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer

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Second Supplement to Master Loan Agreement/Warwick Valley Telephone Company
Loan No. RX0886-S1

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COBANK, ACB

By:	/s/ Gary Franke
Gary Franke
Vice President